UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 6, 2014
(Date of Report, Date of Earliest Event Reported)

Stage Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

1-14035
(Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of Principal Executive Offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
 On October 6, 2014, Stage Stores, Inc. and its subsidiary Specialty Retailers, Inc. (collectively, the "Company") entered into a Second Amended and Restated Credit Agreement for a $350 million senior secured revolving credit facility (the "Credit Facility"). The Credit Facility replaces the Company’s former $250 million senior secured revolving credit facility (the "Existing Credit Facility"), which was set to mature on June 30, 2016. The Credit Facility (i) increases availability to $300 million, with a seasonal increase to $350 million, (ii) includes a $50 million letter of credit subfacility, (iii) provides better pricing terms, and (iv) extends the maturity date to October 6, 2019.
The Credit Facility agreement was entered into by and among Specialty Retailers, Inc., as borrower, Stages Stores, Inc., as guarantor, Wells Fargo Bank, National Association, as administrative and collateral agent, JPMorgan Chase Bank, N.A. and Regions Bank, as co-documentation agents, and Bank of America, N.A, as syndication agent; Wells Fargo Bank, National Association, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Securities LLC and Regions Bank, as the joint lead arrangers and joint bookrunning managers; and Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Regions Bank, and Bank of America, N.A., as the lenders.
The Existing Credit Facility agreement was entered into by and among Specialty Retailers, Inc., as borrower, Stages Stores, Inc. and Specialty Retailers (TX) LLC, as guarantors, and the same banks as are a party to the Credit Facility agreement. The Company did not incur any material early termination penalties in connection with the termination of the Existing Credit Facility. As of October 6, 2014, the Company had total indebtedness of $110.3 million, including $9.8 million in letters of credit under the Existing Credit Facility. Outstanding borrowings under the Existing Credit Facility were repaid with the Credit Facility.
The Credit Facility is used by the Company to provide financing for working capital and general corporate purposes, as well as to finance capital expenditures and to support the Company’s letters of credit requirements. The daily interest rates under the Credit Facility are determined by a prime rate or LIBOR, plus an applicable margin, as set forth in the Credit Facility agreement. Borrowings under the Credit Facility are limited to the availability under a borrowing base that is determined principally on eligible inventory as defined by the Credit Facility agreement. Inventory, cash and cash equivalents are pledged as collateral under the Credit Facility.

The Credit Facility agreement contains covenants which, among other things, restrict, based on required levels of excess availability, (i) the amount of additional debt or capital lease obligations, (ii) the payment of dividends and repurchase of common stock under certain circumstances and (iii) related party transactions. The Credit Facility agreement also contains a fixed charge coverage ratio covenant in the event excess availability is below a defined threshold or an event of default has occurred.

A copy of the Credit Facility agreement is filed as Exhibit 10.1 to this Form 8-K. The foregoing description of the Credit Facility agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is incorporated herein by reference.
The Credit Facility agreement included as an exhibit to this Form 8-K is intended to provide the reader with information regarding its terms and is not intended to provide any other factual or disclosure information about the Company or the other parties to the agreement. The Credit Facility agreement contains representations, warranties and covenants by the parties to the agreement, and those representations, warranties and covenants:

•	were made solely for purposes of the agreement and for the benefit of the parties specified therein;

•
have been qualified by disclosures that were made to the other party in connection with the negotiation of the agreement, including being qualified by confidential disclosures made by one party to the other for the purpose of allocating contractual risk between them that differ from those applicable to investors;

•	may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors;

•	were made only as of the date of the agreement or such other date(s) specified in the agreement and are subject to more recent developments; and

•	may not describe the actual state of affairs as of the date they were made or at any other time.
Investors should not rely on the representations, warranties and covenants in the Credit Facility agreement, or any description thereof, as characterizations of the actual state of facts or condition of the Company. Investors should review the Credit Facility agreement, or any description thereof, not in isolation, but only in conjunction with the other information about the Company that it includes in reports, statements and other filings it makes with the SEC.
Item 1.02    Termination of a Material Definitive Agreement
The information required by this item is included in Item 1.01 of this Form 8-K and is incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
(a)    Creation of a Direct Financial Obligation
The information required by this item is included in Item 1.01 of this Form 8-K and is incorporated herein by reference.
Item 8.01    Other Events
 On October 7, 2014, the Company issued a News Release announcing that it entered into the Credit Facility agreement. A copy of the News Release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

10.1
Second Amended and Restated Credit Agreement dated October 6, 2014, among Specialty Retailers, Inc., as borrower, Stages Stores, Inc., as guarantor, and the banks named therein. Some schedules to this Exhibit have been omitted. The registrant agrees to furnish supplementally a copy of any of the omitted schedules to this Exhibit to the Securities and Exchange Commission upon its request.

99.1	Stage Stores, Inc. News Release dated October 7, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAGE STORES, INC.

Date: October 10, 2014	By: /s/ Oded Shein
Oded Shein
Executive Vice President,
Chief Financial Officer and Treasurer